As filed with the Securities and Exchange Commission on April 4, 2007

Registration Statement No. 333-138999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

REGISTRATION STATEMENT

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENVIRONMENTAL POWER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4991	75-3117389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Cate Street, 4th Floor

Portsmouth, New Hampshire 03801

(603) 431-1780

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Kessel

President and Chief Executive Officer

One Cate Street, 4th Floor

Portsmouth, New Hampshire 03801

(603) 431-1780

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott Pueschel, P.C.

Pierce Atwood LLP

One New Hampshire Avenue, Suite 350

Portsmouth, New Hampshire 03801

Tel: (603) 433-6300

Fax: (603) 433-6372

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 4, 2007

PROSPECTUS

Energy that is… Beyond Renewable™

4,387,360 SHARES OF COMMON STOCK

This prospectus describes the registration for resale by certain selling stockholders named in this prospectus of 4,387,360 shares of common stock of Environmental Power Corporation, of which 2,812,410 shares are issuable upon conversion of shares of Environmental Power’s Series A 9% Cumulative Convertible Preferred Stock, referred to as series A preferred stock, and 1,574,950 shares are issuable upon exercise of outstanding warrants, which were issued together in a private placement to the selling stockholders named herein. We will be issuing, in private transactions, the shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants.

The selling stockholders are offering a number of shares equal to approximately 51.3% of the total number of our currently outstanding shares of common stock held by non-affiliates. Of the shares offered by the selling stockholders, the shares offered by Black River Commodity Clean Energy Investment Fund LLC represent approximately 39.5%, and the shares offered by Fort Mason Master, LP and Fort Mason Partners, LP represent approximately 9.9%, of the total number of our currently outstanding shares of common stock held by non-affiliates.

We do not know if any or all of the series A preferred stock will be converted or if any or all of the warrants will be exercised. The selling stockholders will have to convert shares of series A preferred stock and exercise the warrants in order to sell the underlying shares of common stock that are offered for resale in this prospectus.

The shares of common stock covered by this prospectus may be sold by the selling stockholders from time to time at market prices or at negotiated prices in the case of private transactions. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our common stock is quoted for trading on the American Stock Exchange under the symbol “EPG.” On April 3, 2007, the closing sale price of our common stock on the American Stock Exchange was $7.09 per share.

The address of our principal executive offices is One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801, and our telephone number is (603) 431-1780.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities an Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April __, 2007.

PROSPECTUS SUMMARY

The following summary highlights the key information contained elsewhere or incorporated by reference in this prospectus. It does not contain all the information that may be important to you. You should carefully read this entire prospectus, as well as the documents incorporated by reference in this prospectus, especially the discussion of “Risk Factors,” before deciding to invest in shares of our common stock. In this prospectus, when we use phrases such as “we,” “our” and “us,” we are referring to Environmental Power Corporation and its subsidiaries as a whole, except where it is clear from the context that any of these terms refers only to Environmental Power Corporation or a particular subsidiary.

Environmental Power Corporation

We are a developer, owner and operator of renewable energy production facilities. Environmental Power’s goal is to produce energy that is Beyond Renewable™, which Environmental Power defines as energy that not only is derived from waste materials instead of precious resources, but energy that is also clean, reliable and cost-effective. Today, Environmental Power has two principal business units, Microgy, Inc., referred to as Microgy, and Buzzard Power Corporation, referred to as Buzzard.

Our principal operating subsidiary, Microgy, holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal waste. Microgy, on its own and through its sister holding company, Microgy Holdings, LLC, referred to as Microgy Holdings, develops, sells, owns and operates renewable gas facilities based on Microgy’s anaerobic digestion technology, with the ability to capitalize on the value of the biogas produced by these facilities in a number of ways, including the direct sale of biogas or pipeline-grade methane, the use of gas for thermal energy in a variety of industrial and agricultural processes and for the generation of electricity.

Our other operating subsidiary, Buzzard, is the owner of a leasehold interest, which extends through 2016, in an approximately 83 megawatt electrical generating facility, referred to as Scrubgrass, which generates electricity from coal mining waste.

Risk Factors

Investing in our common stock involves risks. You should carefully consider all of the information included and incorporated by reference in this prospectus. In particular, you should consider carefully the factors discussed under “Risk Factors,” beginning on page 5 of this prospectus, before deciding to invest in our common stock.

Corporate Information

Environmental Power Corporation was incorporated in May 2003 and is the successor holding company to our subsidiary, EPC Corporation, which was originally incorporated in Delaware in 1982. EPC Corporation became a publicly traded company in 1986, and its successor, Environmental Power Corporation is currently quoted on the American Stock Exchange (symbol: EPG). The address of our principal executive offices is One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801 and our telephone number is (603) 431-1780. Our Internet address is www.environmentalpower.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

THE OFFERING

Common stock offered by selling stockholders	4,387,360 shares of our common stock, comprised of 2,812,410 shares issuable upon conversion of our series A preferred stock and 1,574,950 shares issuable upon exercise of outstanding warrants, are being offered by this prospectus. All of the shares offered are being sold by the selling stockholders.

Use of proceeds	Environmental Power Corporation will not receive any proceeds from the sale of shares in this offering. However, upon any exercise for cash of the warrants described herein, the selling stockholders will pay us the exercise price of the warrants.

American Stock Exchange symbol	EPG

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Relating to Microgy

Microgy has very little operating history from which to evaluate its business and products.

Microgy was formed in 1999 and remains in the early stages of its development. Microgy is developing facilities that use environmentally friendly anaerobic digestion and other technologies to produce biogas from animal and organic wastes. However, none of the facilities to be owned by Microgy have yet been completed. Although Microgy has developed and is operating three single digester facilities in Wisconsin, Microgy has limited experience in the construction and operation of multiple digester facilities such as those Microgy is currently constructing or intends to construct, and limited experience in gas conditioning or the sale of gas as a commodity. Because of this limited experience, Microgy may never be profitable.

Microgy has experienced losses to date, and we anticipate it will continue to experience losses into at least 2008.

Microgy has a history of losses. For the year ended December 31, 2006, we incurred a net loss of $6.8 million. For the years ended December 31, 2005 and 2004, we incurred net losses of $11.4 million and $4.0 million, respectively. We expect our Microgy subsidiary to continue to incur losses, reduce our earnings or, as the case may be, add to our earnings deficit as we seek to further develop its business. These ongoing losses will adversely affect our financial condition into at least 2008. As a result of these losses, we anticipate that we will, in all likelihood, have to rely on external financing for most of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan. If we are not successful in reaching and maintaining profitable operations, we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing would likely result in the need to curtail or cease our business operations and, consequently, a much lower stock price.

Microgy cannot predict when any facility will be completed, what Microgy’s costs will be or, consequently, whether Microgy or any facility developed by Microgy will be profitable.

Development of Microgy’s facilities is an inherently risky activity, subject to significant uncertainties and a lengthy development cycle. Uncertainties and risks include those relating to costs and availability of supplies and labor, fluctuations in the prices available for the sale of facility output and timing of completion of construction. Furthermore, obtaining the large number of agreements, permits and approvals necessary to develop, install, operate and manage any of Microgy’s facilities, as well as to market the energy and other co-products and to provide necessary related resources and services, involves a long development cycle and decision-making process. Microgy is required to enter into or obtain some or all of the following in connection with the development of its facilities:

•	Site agreements;

•	Supply contracts;

•	Design/build or other construction-related agreements;

•	Off-take agreements for gas produced;

•	Power sales contracts;

•	Various co-product sales agreements;

•	Waste disposal agreements;

•	Licenses;

•	Environmental and other permits;

•	Local government approvals; and

•	Financing commitments required for the successful completion of facilities under consideration.

Microgy’s failure to accomplish any of these objectives could materially increase the cost, or prevent the successful completion of, development or operation of facilities and incur the loss of any investment made. Many of these objectives are dependent upon decisions by third parties. Delays in such parties’ decision-making process are outside of our control and may have a negative impact on our development costs, cost of operations, receipt of revenue and sales projections. We expect that, in some cases, it may take a year or more to obtain decisions on permits and approvals and to negotiate and close these complex agreements. Such delays could harm our operating results and financial condition.

As a result of the foregoing uncertainties we are unable to project with certainty Microgy’s organizational, structural, staffing or other overhead costs, the construction or operating costs associated with any facility, or whether any facility, or Microgy as a whole, will generate a profit. If Microgy fails to generate a profit, your investment in our securities will be materially adversely affected.

If we are unable to obtain needed financing for Microgy’s facilities, the value of our Microgy investment may be reduced significantly.

Because we have not yet generated sufficient positive cash flow, and do not expect to do so until at least 2008, we do not have adequate funds on hand to complete construction of the facilities we currently have planned. We are seeking and will require corporate, project or group financing to fund the cost of any development we may decide to pursue for Microgy’s facilities. This financing may be difficult or impossible for us to obtain. If we are unable to obtain such financing, the value of our Microgy investment may be reduced significantly, and we may be required to substantially curtail our business or completely cease construction or operation of any facilities. This financing will depend on prospective lenders’ or investors’ review of our financial capabilities as well as specific facilities and other factors, including assessment of our ability to construct and manage each facility successfully. If we are unable to obtain the required financing, your investment in our securities will be materially adversely affected.

If Microgy is unable to obtain sufficient manure and substrate for its facilities at an acceptable cost, such facilities, and Microgy as a whole, will likely not be profitable.

The performance of Microgy’s facilities is dependent on the availability of large quantities of animal manure and substrates derived from animal and other organic waste resources to produce raw energy and meet performance standards in the generation of renewable natural gas. While Microgy has or is expected to have agreements relating to the supply of manure and substrate, these agreements may not cover all of Microgy’s requirements for such resources. Lack of manure or substrate or adverse changes in the nature or quality of such waste resources or the cost to supply them would seriously affect the ability of Microgy’s facilities to produce gas at profitable levels and, consequently, its ability to develop and finance facilities and to operate efficiently and generate income. As a result, its revenue and financial condition would be materially and negatively affected. We cannot assure you that the waste resources Microgy’s facilities require will be available in the future for free or at prices that make them affordable or accessible.

Microgy is expected to derive a significant portion of its revenues from the sale of gas as a commodity; as a result, it will be exposed to risk relating to volatility in the commodity price of natural gas, which could have a material adverse impact on its profitability.

Microgy is expected to derive a significant portion of its revenues from the sale of renewable natural gas as a commodity. As a result, Microgy will be exposed to market risk with respect to the commodity pricing applicable to its gas production. Realized commodity prices received for such production are expected to be primarily driven by spot prices applicable to natural gas. Historically, natural gas prices have been volatile, with recent significant price declines, and Microgy expects such volatility to continue. Furthermore, future supply of and demand for natural gas is unpredictable. There are many players in the markets for natural gas and other energy commodities that natural gas tends to track, including large energy companies and foreign cartels, that are of far greater size than Microgy and which can often cause significant movement in the short- and long-term supply and prices of natural gas. Fluctuations in the commodity price of natural gas may have a materially adverse impact on the profitability of some of Microgy’s facilities, particularly where the facility does not have a long-term contract for the sale of its output at a fixed or predictable price. At such time as Microgy’s facilities begin to produce commercial quantities of gas for sale as a commodity, it intends to explore various strategies, including hedging transactions and long-term sale agreements, in order to mitigate the associated commodity price risk. Furthermore, Microgy Holdings is required by the terms of its tax-exempt bonds to maintain certain gas price protection arrangements for specified periods of time. However, we cannot assure you that any such risk management vehicles will be available or successful. As a result, any such facility, and Microgy as a whole, may become unprofitable.

We expect Microgy to derive substantial revenues from sales of carbon sequestration credits and other environmental attributes, but the market for such attributes is nascent and may not develop in a manner that allows Microgy to profit from the sales of such credits to the level projected, or at all.

The multiple digester facilities that we plan to implement through Microgy Holdings and our other subsidiaries are expected to produce carbon sequestration credits and other marketable environmental attributes. While there exist trading markets for these attributes, and additional trading markets or other commercial avenues may develop, the existing trading markets are new and experience thin trading and price volatility, which can hinder sales of credits and make their value unpredictable. Furthermore, much of the participation in these markets is voluntary, in response to social and environmental ethical concerns, as opposed to being driven by regulatory requirements. While many states are pursuing carbon emissions limits and related initiatives that may spur greater development of and participation in these markets, we are unable to determine the effect of these initiatives on these markets. We cannot assure you that these trading markets will develop further, or even that they will continue to exist. In addition, many of our agreements with our business partners and investors require us to share such credits or any revenues we derive from sales of such credits, and agreements we negotiate in the future may also include such requirements. As a result of the foregoing, we may recognize significantly smaller revenues than we anticipate from the sale of carbon sequestration credits or other environmental attributes.

We have pledged all of our interest in our facilities in Texas as security for the loan relating to Microgy Holdings’ tax-exempt bond financing in Texas.

We have invested, and expect to invest, substantial funds and resources in the development of four multi-digester, renewable natural gas facilities in Texas modeled on the facility located in Stephenville, Texas, commonly known as the Huckabay Ridge facility. We have pledged all of our interest in these facilities as collateral security for the loan to our subsidiary, Microgy Holdings, from the Gulf Coast Industrial Development Authority of Texas relating to the $60 million tax-exempt bond financing we completed in November 2006. While the loan is not recourse to Environmental Power, Environmental Power is required to provide at least 20% of the construction costs of these facilities, as well as to cover any cost overruns in construction, which represents a substantial investment of corporate resources. If Microgy Holdings were to default on this loan, we would lose some or all of our investment in the Texas facilities, which would have a material adverse effect on our business, financial condition and results of operations.

Microgy faces competition in the renewable energy market as well as for the resources necessary to operate its facilities.

Microgy plans to generate revenue from the development and ownership of facilities that market renewable, “green” energy in addition to providing pollution control features to the agricultural and food industry markets. Microgy’s “green” competitors include other energy producers using biomass combustion, biomass anaerobic digestion, geothermal, solar, wind, new hydro and other renewable sources. These companies represent a significant class of competitors because they will compete with Microgy for sale of marketable renewable energy credits and participation in various renewable portfolios and other programs.

Microgy also faces many forms of competition with respect to the resources required to operate its facilities. Such competition includes other providers of pollution control, including environmental engineers, providers of pollution control systems, private companies, public companies, associations, cooperatives, government programs, such as AgStar, foreign companies, and educational pilot programs. Furthermore, there are many companies that offer anaerobic digester systems. We believe that at least 60 companies offer complete systems or components to these systems in the U.S. market. A number of competitors have more mature businesses and have successfully installed anaerobic digester systems in the United States. Microgy may be forced to compete with any of these competitors for access to equipment, construction supplies, skilled labor for the construction and operation of its facilities and the supplies of manure and substrate required to operate its facilities. In addition, Microgy may also have to compete for access to substances that make desirable substrates with other users of these substances, such as recyclers of waste grease and producers of biodiesel and other biofuels. The effect of such competition could be reflected in higher costs associated with obtaining access to these resources, as well as an insufficient supply of these resources for the profitable operation of Microgy’s facilities. If Microgy cannot obtain and maintain these supplies, or cannot obtain or maintain them at reasonable costs, the profitability of Microgy’s business will be adversely affected.

Microgy is a small company, and the entrance of large companies into the alternative fuels and renewable energy business will likely harm its business.

Competition in the traditional energy business from electric utilities and other energy companies is well established, with many substantial entities having multi-billion dollar, multi-national operations. Competition in the alternative fuels and renewable energy business is expanding with the growth of the industry and the advent of many new technologies. Larger companies, due to their better capitalization, will be better positioned than Microgy to develop new technologies and to install existing or more advanced renewable energy facilities, which could harm Microgy’s business.

Because the market for renewable energy is unproven, it is possible that we may expend large sums of money to bring Microgy’s offerings to market and that the revenue that Microgy derives from these offerings may be insufficient to fund our operations.

Microgy’s business approach to the renewable energy may not produce results as anticipated, be profitable or be readily accepted by the marketplace. We cannot estimate whether the gas produced by facilities based on Microgy’s technology will materialize at anticipated prices, or whether satisfactory profit margins will be achieved. If such pricing levels are not achieved or sustained, or if Microgy’s technologies and business approach to Microgy’s markets do not achieve or sustain broad acceptance, our business, operating results and financial condition will be materially and negatively impacted.

Because we have not filed patents to protect Microgy’s intellectual property, we might not be able to prevent others from using Microgy’s technology; conversely, others who have filed for patent or other protection might be able to prevent Microgy from using its technology.

Neither Microgy nor, we believe, Microgy’s licensor has filed any patent applications on the intellectual property which forms the basis of Microgy’s technology. Should Microgy or its licensor decide to file patent applications, we cannot assure you that any patent applications relating to Microgy’s existing or future products or technologies will result in patents being issued, that any issued patents will afford adequate protection to Microgy, or that such patents will not be challenged, invalidated, infringed or circumvented. Furthermore, we cannot assure you that others have not developed, or will not develop, similar technologies that will compete with Microgy’s without infringing upon Microgy’s intellectual property rights or those of its licensor.

Third parties, including potential competitors, may already have filed patent applications relating to the subject matter of Microgy’s current or future technology. In the event that any such patents are issued to such parties, such patents may preclude Microgy or its licensor from obtaining patent protection for its technologies, products or processes. In addition, such patents may hinder or prevent Microgy from commercializing its technology and could require Microgy to enter into licenses with such parties. We cannot assure you that any required licenses would be available to us on acceptable terms, or at all.

Microgy relies heavily on confidentiality agreements and licensing agreements to maintain the proprietary nature of its technology. To compete effectively, Microgy may have to defend the rights to its intellectual property from time to time. Such defense costs may be significant and have a negative impact on our financial condition. In addition, we may lack the financial resources to adequately defend Microgy’s intellectual property.

If Microgy’s relationship with the licensor of its technology was terminated for any reason or such licensor ceased doing business, our Microgy business would be negatively impacted.

Microgy licenses its anaerobic digester technology from Danish Biogas Technology, A.S., referred to as DBT, a Danish company. The license agreement grants to Microgy a perpetual, exclusive license to develop facilities based on this technology in North America. Pursuant to the license agreement, Microgy is required to pay a one-time licensing fee per facility and engineering and design fees to DBT in connection with the development of facilities. Microgy relies upon DBT for technical advice and engineering assistance. Therefore, if DBT were to cease doing business, our Microgy business may be negatively impacted.

Because all of the cash flow we receive from Buzzard is currently dedicated to the repayment of loan obligations, we are entirely dependent upon the capital we raise and Microgy’s cash flow to fund the continuing development of Microgy.

We do not expect to receive cash from the operations of Buzzard, because such cash, if any, will be used to repay interest and principal on our loan from an affiliate of ArcLight Energy Partners Fund I, L.P., referred to as ArcLight. As a result, if we are not able to raise additional capital to fund Microgy’s operations and our corporate expenses until Microgy’s operations begin to generate positive cash flow, we will not be able to continue to fund Microgy’s operations at their current levels, and our business will be materially and adversely affected.

Microgy’s facilities are likely to be subject to numerous governmental regulations.

We expect that Microgy’s facilities are likely to be subject to various local, state and federal government regulations, including regulations covering air and water quality, solid waste disposal and related pollution issues. These regulations are mandated by the United States Environmental Protection Agency, or EPA, and state and local governments and are usually implemented through a permitting process, with ongoing compliance requirements thereafter. In addition, our activities will fall under a number of health and safety regulations and laws and regulations relating to farming and zoning. Compliance with these regulations and permitting requirements could delay the development of facilities and could be costly and harm our financial condition.

As producers of carbon dioxide, Microgy’s facilities may become subject to regulations or taxes based on carbon emissions.

Microgy’s facilities produce and emit into the atmosphere carbon dioxide as a result of the anaerobic digestion process that they employ. While such facilities capture a significantly greater amount of carbon, in the form of methane, than they produce in the form of carbon dioxide, Microgy’s facilities may still be subject to future federal or state legislation or regulation, or the implementation of international treaties, which seek to limit or impose a cost on carbon emissions. If any such legislation, regulations or treaties were implemented, Microgy’s may be required to expend resources to capture the carbon dioxide it produces, pay a tax on its carbon emissions, purchase carbon emissions credits or take similar actions. Any of the foregoing could harm the profitability of Microgy’s facilities.

Risks Relating to Buzzard

Cash distributions resulting from the Scrubgrass operations have been dedicated to the repayment of the ArcLight loan.

We will not receive any distributions from Buzzard until the loan from ArcLight is repaid. Thereafter, we will receive the next $1,400,000 of distributions, after which we will share distributions equally with ArcLight through December 31, 2012. As a result, we cannot rely on cash flows from Buzzard to fund our other operations.

Certain projections provided by the operator of the Scrubgrass facility indicate a shortfall in revenues available to make certain rental payments which become due commencing in June 2006; as a result, Buzzard may default on its lease obligations

The operator of the Scrubgrass facility has projected that Buzzard may have a shortfall in revenues available to make certain rental payments which become due commencing in June 2006. Buzzard, the operator and ArcLight have begun exploratory discussions regarding mutually acceptable options. Possible options include the restructuring of the lease agreement relating to the Scrubgrass facility and other agreements to which Buzzard is party. In the meantime, Buzzard and SGC have entered into a forbearance agreement which runs through July 1, 2007. Should these projections prove accurate, and if Buzzard is not able to reach an agreement with the relevant parties on a restructuring of the Scrubgrass lease, the missed payments would constitute an event of default by Buzzard under the lease which could result in the termination of the lease, unless the missed payments are otherwise cured or excused.

If our subsidiary, EPC Corporation, defaults on its obligations under the loan agreement with ArcLight, we will lose ownership of EPC Corporation and, thereby, the leasehold interest in the Scrubgrass facility.

EPC Corporation’s loan from ArcLight is secured by a pledge of all of the outstanding stock of EPC Corporation, which in turn holds Buzzard Power Corporation as its sole asset, the entity that maintains the Scrubgrass facility. If EPC Corporation were to default on its obligations under the agreement with ArcLight, ArcLight would have the right to foreclose on this pledge and take ownership of EPC Corporation. As a result, we would lose our interest in the Scrubgrass facility. The events of default under the agreements with ArcLight are narrowly defined. The most significant default is related to non-payment. EPC Corporation is only required to make payments when there is a distribution from Scrubgrass. Nevertheless, if EPC Corporation does not make any payments in a 24-month period, a default under the agreements with ArcLight would be triggered.

We do not control the management of the Scrubgrass facility, our primary revenue-generating asset.

Buzzard has a management services agreement with Cogentrix, formerly PG&E National Energy Group, to manage the Scrubgrass facility and a 15-year operation and maintenance agreement with PG&E Operating Services to operate the facility. These agreements contain provisions that limit Buzzard’s participation in the management and operation of the Scrubgrass facility. Because Buzzard does not exercise control over the operation or management of the Scrubgrass facility, decisions may be made, notwithstanding our opposition, which may have an adverse effect on our business.

Buzzard’s current power generation revenue is derived from only one customer

The Scrubgrass facility power generation revenue is earned under a long-term power purchase agreement for all output with one customer, Pennsylvania Electric Company, or Penelec, a subsidiary of FirstEnergy Corporation. This concentration of Buzzard’s revenue with this customer will continue for the foreseeable future. If this customer goes out of business or defaults on its payments to Buzzard, Buzzard’s operating results will be adversely affected. Furthermore, the Scrubgrass facility operates as a qualifying facility, or QF, under the Public Utility Regulatory Policy Act of 1975, or PURPA. The loss of QF status could trigger defaults in the project’s power sales agreement, or PSA, with Penelec. Therefore, Buzzard would most likely have to sell power at prevailing market rates that are much lower than the rate outlined in the PSA.

A large increase in interest rates may adversely affect Buzzard’s and EPC Corporation’s operating results.

Our Buzzard and EPC Corporation subsidiaries are leveraged with variable rate and fixed rate debt obligations. Additionally, Buzzard has lease expenses that are based on the principal, interest and fees of the debt obligations of the lessor of the Scrubgrass facility, most of which carries variable rate interest. Over 90% of the debt obligations and lease obligations with respect to Buzzard and EPC Corporation have variable interest rates. Therefore, significant increases in market interest rates will adversely affect operating results since Buzzard is required to pay the Scrubgrass lessor’s debt obligations as a base lease expense. For example, as of December 31, 2006, a one percent increase in the London Interbank Offering Rate, referred to as LIBOR, and our quoted bond rates would result in a $1,301,760 increase in Buzzard’s lease expense.

Poor quality fuel and other materials may expose us to environmental liability and reduce Buzzard’s operating results.

Buzzard obtains waste coal for its Scrubgrass facility primarily from coal mining companies on a long-term basis because waste coal is plentiful and generally creates environmental hazards, such as acid drainage, when not disposed of properly. The waste coal is burned in the Scrubgrass facility using a circulating fluidized bed combustion system. During the circulating fluidized bed combustion process, the waste coal is treated with other substances such as limestone. Depending on the quality of the waste coal and the limestone, the facility operator may need to add additional waste coal or other substances to create the appropriate balance of substances in order to produce the best fuel or sorbent consistency for power generation and compliance with air quality standards. Therefore, the cost of generating power is directly impacted by the quality of the waste coal, which supplies the Scrubgrass power generation facility. Certain conditions, such as poor weather, can create situations where the facility operator has less control over the quality of the waste coal. Poor fuel quality may impact our future operating results.

If Buzzard violates performance guarantees granted to Penelec, Buzzard will be required to provide Penelec with an incentive payment.

Buzzard’s agreement for the sale of power to Penelec contains a provision that requires the Scrubgrass facility to provide Penelec with a minimum output of 85% of capacity based on a rolling 3-year average. If Buzzard does not comply with this performance guarantee, it will be required to compensate Penelec with an incentive payment. The payment of an incentive payment would have an adverse effect on Buzzard’s operating results.

Buzzard’s power producing activities could be subject to costly regulations and tariffs.

Buzzard’s Scrubgrass facility produces power for sale to the local electrical grid. The sale of this power may come under the regulations of the Pennsylvania Public Utilities Commission and the Federal Energy Regulatory Commission or FERC, although such sales are currently exempt. These commissions set the price tariffs under which energy can be sold or purchased, they regulate the sale of some generation assets and they set the design standards for the interconnection of power producing equipment with the electrical power grid. Any facility that sells electricity to the grid may come under regulation by these commissions, which may impair or delay Buzzard’s ability to sell the energy generated. Substantial delays may materially affect Buzzard’s financial condition.

Furthermore, there are from time to time various legislative proposals that would amend or comprehensively restructure PURPA and the electric utility industry. Most recently, these proposals resulted in the enactment of the Energy Policy Act of 2005, which eliminates the PURPA obligation of electric utilities to enter into new contracts with qualifying facilities, or QFs. While the Energy Policy Act does not affect existing contracts, if PURPA is amended again or repealed in the future, the statutory requirement that electric utilities purchase electricity at full-avoided cost from QFs could be repealed or modified. While we expect that existing contracts would continue be honored, the repeal or modification of these statutory purchase requirements under PURPA in the future could, among other things, increase pressure from electric utilities to renegotiate existing contracts. Should there be changes in statutory purchase requirements under PURPA, and should these changes result in amendments to the current power purchase agreement with Penelec for the Scrubgrass facility that reduce the contract rates, Buzzard’s operating results could be negatively impacted.

Risks Relating to Both Microgy and Buzzard

Our operating results are difficult to predict in advance and may fluctuate significantly, which may result in a substantial decline in our stock price.

Our operating results are difficult to predict in advance and may fluctuate significantly, and a failure to meet the expectations of analysts or our stockholders would likely result in a substantial decline in our stock price.

Factors that are likely to cause our results to fluctuate include the following:

•	the amount and timing of our operating expenses and capital expenditures;

•	the success or failure of the facilities currently underway;

•	our ability to specify, develop and complete facilities, and to introduce and market the energy created by such facilities and bring them to volume production in a timely manner;

•	the rate of adoption and acceptance of new industry standards in our target markets; and

•	other unforeseen activities or issues.

If our operating results fluctuate greatly, our business may be materially adversely affected and our stock price will likely decline.

Our facilities may be subject to numerous governmental regulations.

We expect that our facilities will be subject to various government regulations, including regulations covering air and water quality, solid waste disposal and related pollution issues. These regulations are mandated by the United States Environmental Protection Agency, or EPA, and various state and local governments and are usually implemented through a permitting process, with ongoing compliance requirements thereafter. In addition, our activities will fall under a number of health and safety regulations and laws and regulations relating to farms and zoning. Compliance with these regulations and permitting requirements could delay the development of facilities, increase the construction and operating costs of our facilities and harm our financial condition.

Risks Relating to Our Capital Stock

We have numerous outstanding shares of restricted common stock, as well as options, warrants and shares of preferred stock exercisable or convertible into a substantial number of shares of our common stock; the resale of outstanding restricted shares, as well as the exercise or conversion of these securities and the resale of the underlying shares, may adversely affect the price of our common stock.

The resale by our stockholders of shares of our restricted common stock or securities exercisable for or convertible into shares of our common stock could cause the market price of our common stock to decline.

A significant portion of our outstanding shares of common stock had been restricted from immediate resale, but are now available for sale in the market pursuant to Rule 144 under the Securities Act of 1933. As of December 31, 2006, we had approximately 2,134,067 shares of restricted common stock outstanding, all of which shares are eligible for resale without volume and manner of sale restrictions in accordance with Rule 144(k).

Furthermore, we currently have on file with the Securities and Exchange Commission an effective registration statement that permits the resale by certain of our stockholders of up to 1,677,688 shares of our restricted common stock, of which 1,066,928 shares are currently issued and outstanding and 610,760 shares are subject to outstanding warrants that are currently exercisable at a price of $6.60 per share. We also currently have on file with the Securities and Exchange Commission an effective registration statement that permits the resale of up to 100,000 shares of our common stock subject to warrants exercisable at a price of $6.33 per share by the holders of such warrants. In addition, in connection with our sale of shares of our series A preferred stock and common stock warrants on November 9, 2006, we filed a registration statement to permit the resale of up to 4,387,360 shares of common stock issuable upon conversion of such shares of series A preferred stock and exercise of such warrants. The shares of series A preferred stock are convertible at a conversion price of $5.271 per share, and the common stock warrants are exercisable at a price of $5.522 per share as to 1,406,205 of the warrants, and $5.271 per share as to 168,745 of the warrants.

As of December 31, 2006, we had outstanding options to acquire up to approximately 3,027,107 shares of our common stock at prices ranging from $1.40 to $10.50 per share. The shares of common stock issuable upon exercise of these options will be freely transferable without restriction, except to the extent that they are held by our affiliates. Any shares held by our affiliates may only be sold in compliance with the volume limitations of Rule 144. These volume limitations restrict the number of shares that may be sold by an affiliate in any three-month period to the greater of 1% of the number of shares then outstanding, which equals approximately 96,500 shares as of December 31, 2006, or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

In addition, pursuant to our business development agreement with Cargill, Incorporated, we may issue warrants to Cargill from time to time to acquire up to an aggregate of 4.99% of our outstanding common stock on a fully diluted basis, at an exercise price equal to 75% of the closing price of our common stock on the date on which such warrants are issued.

As a result of the resale of outstanding shares of our common stock, including restricted shares and shares issuable upon exercise or conversion of the foregoing securities, the price of our common stock may be adversely affected.

The issuance of preferred stock may adversely affect the price of our common stock.

We are authorized to issue up to 2,000,000 shares of preferred stock, of which 281,241 shares have been designated as series A 9% cumulative convertible preferred stock, referred to as the series A preferred stock, and which are currently issued and outstanding. The preferred stock not already designated and issued may be issued in series from time to time with such designations, rights, preferences and limitations as our board of directors may determine by resolution without stockholder approval. While the terms of the series A preferred stock do not currently allow for the issuance of preferred stock having dividend and liquidation preferences greater than or senior to the series A preferred stock, any future issuances of preferred stock may enjoy dividend and liquidation preferences over our common stock, thereby diminishing the value of our common stock.

Our management and directors, as well as the holders of our series A preferred stock, are able to exercise significant control over our management and affairs.

As of December 31, 2006, management and current directors, including Richard E. Kessel, Joseph E. Cresci, Kamlesh R. Tejwani, Robert I. Weisberg, John R. Cooper, August Schumacher, Jr., Lon Hatamiya, Steven Kessner, Dennis Haines and John F. O’Neill, beneficially owned approximately 21.8% of our outstanding common stock. In addition, the three holders of our series A preferred stock, two of which are affiliated with each other, control approximately 22.6% of the total number of votes currently entitled to be cast at any meeting of our stockholders. While there are no voting agreements among them, such persons, as a group, may be able to exercise some level of control over the outcome of matters submitted for stockholder action, including the election of members to our board of directors and the approval of significant change in control transactions. This may have the effect of delaying or preventing a change in control of our company and, therefore, your opportunity to sell your shares in such a transaction. Furthermore, the holders of our series A preferred stock have special approval rights with respect to certain changes to our certificate of incorporation and certain other corporate actions.

The lack of a developed trading market may make it difficult for you to sell shares of our common stock.

While our common stock is currently listed for trading on the American Stock Exchange, trading activity in our common stock has fluctuated and has at times been limited. For example, for the one-month period from September 1, 2006 to September 30, 2006, our daily trading volume ranged from a low of 9,000 shares to a high of 94,400 shares, and averaged 41,185 shares. We cannot guarantee that a consistently active trading market will develop in the future. As a result, a holder of our common stock may find it difficult to dispose of our common stock.

The market price for our common stock may be volatile.

The market price for our common stock could be subject to significant fluctuations in response to variations in quarterly operating results, announcements of technological innovations or new facilities and products by us or our competitors, or our failure to achieve operating results consistent with any securities analysts’ projections of our performance. For example, for the six-month period from April 1, 2006 to September 30, 2006 the closing price of our common stock ranged from a low of $3.75 to a high of $8.98, and for the one-month period from September 1, 2006 to September 30, 2006 the closing price ranged from $3.75 to $5.03. In addition, the stock market has experienced extreme price and volume fluctuations and volatility that have particularly affected the market price of many emerging growth and development stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. As a result of fluctuations related or unrelated to our performance, the value of our common stock may be materially adversely affected.

We will require and are actively seeking significant additional financing, which may result in our issuing a significant number of shares of our common stock or preferred stock, which in turn may dilute the value of your shares.

We have historically needed to raise capital to fund our operating losses. We expect to continue to incur operation losses into at least 2008. Although we recently completed a tax-exempt bond financing in Texas to finance a portion of the construction costs of our Texas facilities, as well as a $15 million private placement of our series A preferred stock and common stock warrants, we will require and will continue to seek corporate and project financing to fund our ongoing operations and growth plans as well as and the cost of any development we may decide to pursue for our facilities. We cannot assure you that such capital will be available in sufficient amounts or on terms acceptable to us, if at all. Any such financing could be in the form of debt or equity instruments or a combination of debt and equity instruments. To the extent any such financing involves equity convertible debt, we may issue a significant number of shares of our common stock or preferred stock, which will dilute your investment in our common stock, and we may issue such shares at prices that may be lower than the price you paid for our common stock. In addition, if we issue shares of preferred stock, such preferred stock may have rights and preferences that are superior to those of our common stock. Indeed, the shares of series A preferred stock issued in our November 2006 private placement have rights and preferences that are superior to those of our common stock. Because we are authorized to issue shares of additional series of preferred stock, as designated by our board of directors, subject to certain limitations included in the terms of our series A preferred stock, we may issue more shares of preferred stock in the future.

Issuances of common stock or securities convertible into common stock in the future could dilute existing stockholders and adversely affect the market price of our common stock. We have the authority to issue up to 21,400,000 shares of common stock, of which 9,652,025 are issued and outstanding and 5,334,247 have been reserved for issuance upon the exercise of options and warrants outstanding as of December 31, 2006. An additional 2,812,410 shares have been reserved for issuance in connection with the conversion of shares of our series A preferred stock issued in our November 2006 private placement. We may also issue warrants to purchase up to 5% of our common stock, on a fully diluted basis, to Cargill, Incorporated pursuant to the terms of our business development agreement. We also have the authority to issue preferred stock as previously described, debt securities convertible into common stock, and options and warrants to purchase shares of our common stock. We may issue shares of common stock or securities convertible into common stock at values below our market price up to a maximum of 19.9% of our outstanding common stock without stockholder approval, which values may be substantially below the price paid for our common stock by our stockholders. We also do not need stockholder approval to issue an unlimited number of shares of common stock or securities convertible into common stock (provided sufficient shares of common stock are authorized and unreserved) at or above our market price pursuant to certain American Stock Exchange requirements. Any such issuances could be at values below the price paid for our common stock by our stockholders.

Our outstanding series A preferred stock has rights and preferences superior to that of our common stock, may impair our ability to raise additional financing, may harm our financial condition if we are required to redeem it and could have the effect of discouraging an acquisition or reducing the amount of proceeds available to common stockholders upon such an acquisition.

Our shares of series A preferred stock have rights and preferences which are superior to those of our common stock, including:

•	an accruing dividend of 9% on the stated value of each outstanding share of series A preferred stock, payable before the payment of any dividends on our common stock;

•	a preference upon liquidation, dissolution or winding up of Environmental Power equal to two times the stated value of each share of preferred stock, plus any accrued but unpaid dividends;

•	the right to consent to certain changes to our certificate of incorporation and bylaws, and certain other significant corporate actions; and

•	the right to a payment equal to 150% of the stated value of each outstanding share of Series A Preferred Stock upon certain change-in-control events.

Our series A preferred stock may also have a material adverse effect on our financial condition and results of operations. We have agreed not to issue securities senior to or on a par with the series A preferred stock and to limit our ability to incur additional indebtedness while such preferred stock is outstanding, which could materially and adversely affect our ability to raise funds necessary to continue our business. In addition, the series A preferred stock provides for various triggering events, such as our common stock not being listed for trading on the American Stock Exchange, Nasdaq Global Market or New York Stock Exchange, the failure to deliver shares of our common stock upon conversion and specified change of control transactions. Several other triggering events are described in the certificate of designations, preferences and rights of the series A preferred stock. If one of these triggering events occurs, we may be required to redeem all or part of the outstanding shares of series A preferred stock at 120% of their stated value (150% in the case of certain change in control transactions), including payment of accrued dividends and penalties. Some of the triggering events include matters over which we may have some, little, or no control. Any such redemption could leave us with little or no working capital for our business. Furthermore, by virtue of their voting power and other rights and preferences, the outstanding series A preferred stock could have the effect of blocking or discouraging certain acquisitions of the company or reducing the proceeds available to common stockholders as a result of any such acquisitions.

We do not intend to pay cash dividends on our common stock.

We have not paid cash dividends on our common stock since 2001, and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our board of directors will consider, and is subject to the prior payment of all accrued but unpaid dividends on our series A preferred stock. Furthermore, the terms of our series A preferred stock prohibit the payment of dividends on our common stock while any shares of series A preferred stock are outstanding. Because we do not anticipate paying cash dividends on our common stock, the return on investment on our common stock will depend solely on an increase, if any, in the market value of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained or incorporated by reference in this prospectus, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “target” and variations thereof, and other statements contained in this Report regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	uncertainties involving development-stage companies,

•	uncertainties regarding financing,

•	the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of projects,

•	the lack of binding commitments for the purchase of gas produced by certain projects,

•	the lack of binding commitments for, and other uncertainties with respect to, supplies of substrate,

•	financing and cash flow requirements and uncertainties,

•	inexperience with the design and construction of our facilities,

•	difficulties involved in developing and executing a business plan,

•	difficulties and uncertainties regarding acquisitions, including risks relating to managing and integrating acquired businesses,

•	technological uncertainties, including those relating to competing products and technologies,

•	unpredictable developments, including plant outages and repair requirements,

•	commodity price volatility, particularly with respect to the price of natural gas,

•	the difficulty of estimating construction, development, repair, maintenance and operating costs and timeframes,

•	the uncertainties involved in estimating insurance and implied warranty recoveries, if any,

•	the inability to predict the course or outcome of any negotiations with parties involved with our projects,

•	uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses,

•

uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which Environmental Power Corporation and its subsidiaries operate, and other factors, including those described in this prospectus under the heading “Risk Factors,” as well as factors set forth in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock to be sold by the selling stockholders pursuant to this prospectus. We intend to use the net proceeds from the exercise of the warrants for working capital. If all of the warrants were exercised, we would receive proceeds of approximately $8,654,519 at the current exercise price of such warrants. It is uncertain when, if ever, we will receive proceeds from exercise of the warrants.

SELLING STOCKHOLDERS

The shares of our common stock covered by the prospectus consist of:

•	2,812,410 shares issuable upon conversion of our series A preferred stock that we issued to the selling stockholders in a private placement on November 9, 2006; and

•	and 1,574,950 shares issuable upon exercise of warrants issued to the selling stockholders in the same private placement.

We received net proceeds of $14,050,000 from this private placement. In connection with this private placement, we paid placement agent fees of $900,000 to Westminster Securities Corporation, one of the selling stockholders, and issued to Westminster a warrant to purchase 168,745 shares of our common stock at an exercise price of $5.271 per share, which shares are included in the shares covered by this prospectus. We also paid legal fees of $50,000 incurred on behalf of the investors in the private placement.

In connection with the registration rights we granted to the selling stockholders, we filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock offered by this prospectus or interests therein from time to time on the American Stock Exchange, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreements with the selling stockholders.

We may be required to pay liquidated damages and make other payments to the investors in the private placement under certain circumstances related to the registration of the shares underlying their shares of our series A preferred stock and common stock warrants and the conversion or exercise of such securities. Pursuant to the subscription agreements entered into with each investor in the private placement, we agreed to use our reasonable best efforts to have the registration statement described above declared effective within 120 days after the closing of the private placement or, if earlier, within three business days of receiving clearance from the Commission to request acceleration of effectiveness. In the event that

•	the registration statement is not declared effective within that time frame,

•	we fail to maintain its effectiveness for the requisite period of time,

•

trading in our common stock is suspended, or if the our common stock is delisted from the American Stock Exchange or other principal exchange on which it is then traded, for any reason for more than five consecutive trading days, or

•	any required additional registration statement is not filed within 30 days or declared effective within 90 days,

then we have agreed to pay each investor, as liquidated damages, an amount, pro rated on a daily basis, equal to 1.5% of the purchase price of the shares of series A preferred stock held by investor for the first month, or portion thereof, and 1% for each month thereafter, or portion thereof, until such default has been cured; provided, however, that in no event shall such payments, in the aggregate, exceed 10% of the initial purchase price of the series A preferred shares with respect to each investor. Such liquidated damages are not the exclusive remedy of the investors, who shall have all other remedies available at law or in equity for any of the foregoing defaults. The deadline for the declaration of effectiveness of the registration statement to which this prospectus relates was March 9, 2007, after which we would expect to incur an obligation to pay the foregoing penalties, which accrue at the rate of approximately $7,173 per day through April 9, 2007, and $4,941 per day thereafter. As of the date of this prospectus, the foregoing penalties totaled approximately $186,498. The time periods within which we are obligated to keep the registration statement effective, and the circumstances which allow us to delay or suspend its effectiveness, are described in more detail under the heading “Plan of Distribution” appearing elsewhere in this prospectus.

In addition to the foregoing, in the event a holder of series A preferred stock elects to convert any or all of such holder’s shares, and we fail to deliver to a holder such certificate or certificates by the fifth trading day after we receive the conversion notice, and the holder has not rescinded the conversion, we will be obligated to pay to such holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of stated value of such shares being converted, $50 per trading day, increasing to $100 per trading day on the third trading day and increasing to $200 per trading day on the sixth trading day after such damages begin to accrue, for each trading day until such certificates are delivered. Furthermore, if we fail to deliver to a holder the applicable certificate or certificates by the third trading day after we receive the conversion notice, and if after such date such holder is required by its brokerage firm to purchase shares of our common stock to deliver in satisfaction of a sale by such holder of the shares which such holder was entitled to receive upon conversion, referred to as a buy-in, then we will be required to (A) pay in cash to such holder the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of our common stock that such holder was entitled to receive from the conversion at issue, multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) a number of shares of series A preferred stock equal to the number of shares of series A preferred stock submitted for conversion or deliver to such holder the number of shares of our common stock that would have been issued if we had timely complied with our delivery requirements.

Similarly, in the case of a warrant exercise, in addition to any other rights available to the holder, if we fail to cause our transfer agent to transmit to the holder a certificate or certificates representing the warrant shares pursuant to an exercise on or before the third business day following our receipt of notice of exercise and payment of the exercise price, and if after such date the holder is required by its broker to purchase shares of our common stock to deliver in satisfaction of a sale by the holder of the warrant shares which the holder anticipated receiving upon such exercise, then we will be required to (A) pay in cash to the holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of our common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of warrant shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the warrant and equivalent number of warrant shares for which such exercise was not honored or deliver to the holder the number of warrant shares that would have been issued had we timely complied with its exercise and delivery obligations hereunder.

The outstanding shares of series A preferred stock accrue cumulative dividends at the rate of 9% of their stated value of $52.71 per share per annum, payable semi-annually on January 1 and July 1 each year. This dividend rate may be increased to 16% at the option of the holder in lieu of redemption in the case of any of the triggering events described below, until such triggering event is cured. The holders of series A preferred stock are entitled to have their shares redeemed by us upon the occurrence of the following triggering events:

•

the failure of the registration statement to be declared effective by the SEC on or prior to the 180th day after the original issue date of the shares of series A preferred stock, other than as a result of an allowed delay;

•

if the registration statement lapses or the holders are not otherwise permitted to resell the their shares, other than as a result of an allowed delay or through an act or omission on their part for more than an aggregate of 30 calendar days (which need not be consecutive calendar days) during any 12 month period, unless the holders are otherwise able to resell their shares pursuant to an exemption from registration without any volume limitations;

•

we fail to deliver certificates representing shares issuable upon a conversion of the series A preferred stock on or prior to the tenth (10th) trading day after such shares are required to be delivered;

•	we fail for any reason to pay in full the amount of cash due pursuant to a buy-in within ten calendar days after notice therefor is delivered hereunder;

•	we redeem more than a de minimis number of our junior securities, with certain exceptions;

•	we are party to a change of control transaction, as defined;

•	we suffer a bankruptcy event, as defined;

•

our common stock fails to be listed or quoted for trading on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, or the New York Stock Exchange for more than five consecutive trading days; or

•

any final monetary judgment, writ or similar final process, not subject to further appeal, is entered or filed against Environmental Power, any subsidiary for which there is recourse to Environmental Power or any of their respective properties or other assets for greater than $2,500,000, and such judgment, writ or similar final process shall remain unvacated, unbonded, unstayed, or unappealed for a period of 60 calendar days.

The amount payable by us upon redemption in the case of an applicable triggering event will be 120% of the stated value per share of series A preferred stock, or 150% of the stated value in the case of the sixth triggering event as described above.

The terms of the series A preferred stock and warrants are described in more detail in our current report on Form 8-K, dated October 23, 2006, as filed with the SEC on October 26, 2006, which is incorporated in this prospectus by reference.

The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus forms a part, includes additional shares of common stock that may be issued with respect to the shares of common stock or the warrants described herein as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

The following table sets forth certain information, to our knowledge, about the selling stockholders as of November 15, 2006, before giving effect to any sales of shares by such selling stockholders in the offering to which this prospectus relates. Each of the selling stockholders represented to us that they purchased the securities convertible or exercisable for the shares offered for sale hereby for investment purposes only and not with a view to, or for resale in connection with, any distribution.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, and gives effect to any ownership limitations described in the footnotes to this table. Shares of common stock issuable upon conversion of outstanding shares of series A preferred stock or pursuant to the exercise of stock options or warrants that are exercisable within 60 days after September 30, 2006 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After Offering (A)
Name of Selling Stockholder	Number	%		Number	%
Black River Commodity Clean Energy Investment Fund LLC (1)	1,071,081	9.99%	3,374,895	0	0%
Fort Mason Master, LP (2)	506,819	4.99%	792,345	0	0%
Fort Mason Partners, LP (3)	506,819	4.99%	51,375	0	0%
Westminster Securities Corporation (4)	23,749	*	23,749	0	*
John P. O’Shea (5)	488,782	4.99%	59,061	417,507	4.32%
Matthew R. McGovern (6)	37,360	*	37,360	0	*
Jonathan B. Dangar(7)	26,360	*	23,145	3,215	*
Scott Bowman(8)	17,359	*	15,430	1,929	*
Marika Xirouhakis(9)	11,310	*	7,500	3,810	*
Angelique M. Xirouhakis(10)	2,600	*	2,500	100	*

*	Less than 1%

(A)

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. Unless otherwise noted, the number of shares beneficially owned by each selling stockholder after the offering are currently outstanding shares.

(1)

The number of shares offered by the selling stockholder is comprised of 2,249,930 shares issuable upon conversion of 224,993 shares of series A preferred stock held by the selling stockholder, and 1,124,965 shares issuable upon exercise of currently exercisable warrants held by the selling stockholder. The terms of the series A preferred stock and the warrants held by this selling stockholder provide that the selling stockholder may not convert shares of series A preferred stock, or exercise warrants, if, after giving effect to such conversion or exercise, the selling stockholder, together with its affiliates, would beneficially own more than 9.99% of the outstanding shares of our common stock. The number of shares beneficially owned by the selling stockholder reflects the application of this limitation based on the number of shares of our common stock issued and outstanding as of September 30, 2006. Black River Asset Management LLC is the selling stockholder’s investment advisor and has the power to vote and dispose of the shares beneficially owned by the selling stockholder. Peter J. Lee, as a Managing Director of Black River Asset Management LLC has the authority, with others, to vote or dispose of the shares beneficially owned by the selling stockholder. Black River Asset Management LLC and Mr. Lee each disclaim beneficial ownership of the shares beneficially owned by the selling stockholder, except to the extent of its or his pecuniary interest therein, if any.

(2)

The number of shares offered by the selling stockholder is comprised of 528,230 shares issuable upon conversion of 52,823 shares of series A preferred stock held by the selling stockholder, and 264,115 shares issuable upon exercise of currently exercisable warrants held by the selling stockholder. The terms of the series A preferred stock and the warrants held by this selling stockholder provide that the selling stockholder may not convert shares of series A preferred stock, or exercise warrants, if, after giving effect to such conversion or exercise, the selling stockholder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. The number of shares beneficially owned by the selling stockholder reflects (i) shares held by its affiliate, Fort Mason Partners, LP, and (ii) the application of the foregoing beneficial ownership limitation based on the number of shares of our common stock issued and outstanding as of September 30, 2006. The foregoing beneficial ownership limitation may be waived by such selling stockholder, at its election, upon not less than 61 days’ prior notice to us, to change the limitation to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of series A preferred stock or exercise of warrants held by the selling stockholder. Thereafter, the 9.99% limitation may not be waived. Fort Mason Capital, LLC is the general partner of the selling stockholder and, in such capacity, exercises sole voting and investment authority with respect to the shares beneficially owned by the selling stockholder. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of the shares beneficially owned by the selling stockholder, except to the extent of its or his pecuniary interest therein, if any.

(3)

The number of shares offered by the selling stockholder is comprised of 34,250 shares issuable upon conversion of 3,425 shares of series A preferred stock held by the selling stockholder, and 17,125 shares issuable upon exercise of currently exercisable warrants held by the selling stockholder. The terms of the series A preferred stock and the warrants held by this selling stockholder provide that the selling stockholder may not convert shares of series A preferred stock, or exercise warrants, if, after giving effect to such conversion or exercise, the selling stockholder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. The number of shares beneficially owned by the selling stockholder reflects (i) shares held by its affiliate, Fort Mason Master, LP, and (ii) the application of the foregoing beneficial ownership limitation based on the number of shares of our common stock issued and outstanding as of September 30, 2006. The foregoing beneficial ownership limitation may be waived by such selling stockholder, at its election, upon not less than 61 days’ prior notice to us, to change the limitation to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of series A preferred stock or exercise of warrants held by the selling stockholder. Thereafter, the 9.99% limitation may not be waived. Fort Mason Capital, LLC is the general partner of the selling stockholder and, in such capacity, exercises sole voting and investment authority with respect to the shares beneficially owned by the selling stockholder. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of the shares beneficially owned by the selling stockholder, except to the extent of its or his pecuniary interest therein, if any.

(4)

Comprised of shares issuable upon exercise of currently exercisable warrants held by the selling stockholder. The terms of the warrants held by this selling stockholder to which the shares offered for sale hereby relate provide that the selling stockholder may not exercise the warrants, if, after giving effect to such conversion or exercise, the selling stockholder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. The foregoing beneficial ownership limitation may be waived by such selling stockholder, at its election, upon not less than 61 days’ prior notice to us, to change the limitation to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of warrants held by the selling stockholder. Thereafter, the 9.99% limitation may not be waived. John P. O’Shea is Chairman and Chief Executive Officer of Westminster Securities Corporation and has the authority, with others, to vote or dispose of the shares beneficially owned by the selling stockholder.

(5)

Of the shares beneficially owned by the selling stockholder, (i) 318,758 shares are held in the name of John P. O’Shea individually, of which 113,704 shares are subject to currently exercisable warrants, (ii) 147,810 shares are held in the name of IRA FBO John P. O’Shea, Pershing LLC as Custodian, of which 9,643 shares are subject to a currently exercisable warrant, (iii) 10,000 shares are held in the name of SEP FBO John P. O’Shea and (iv) 12,214 shares are subject to a currently exercisable warrant held by Westminster Securities Corporation, of which Mr. O’Shea is the President and over which shares he has voting and dispositive authority, with others, which number gives effect to the beneficial ownership limitation described in footnote 4. Of the shares offered for sale by the selling stockholder, 59,061 shares are subject to currently exercisable warrants issued to Westminster Securities Corporation as compensation for its services as placement agent and assigned to the selling stockholder, which warrants are subject to the same beneficial ownership limitation described in footnote 4. Of the shares beneficially owned by the selling stockholder after the offering, (i) 259,697 shares are held in the name of John P. O’Shea, individually of which 54,643 shares are subject to a currently excisable warrant, (ii) 147,810 shares are held in the name of IRA FBO John P. O’Shea, Pershing LLC as Custodian, of which 9,643 shares are subject to a currently exercisable warrant, (iii) 10,000 shares are held in the name of SEP FBO John P. O’Shea. The terms of the warrants held by this selling stockholder to which the shares offered for sale hereby relate provide that the selling stockholder may not exercise the warrants, if, after giving effect to such conversion or exercise, the selling stockholder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. The foregoing beneficial ownership limitation may be waived by such selling stockholder, at its election, upon not less than 61 days’ prior notice to us, to change the limitation to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of warrants held by the selling stockholder. Thereafter, the 9.99% limitation may not be waived.

(6)

The number of shares offered by the selling stockholder is comprised of shares issuable upon currently exercisable warrants issued as compensation to Westminster Securities Corporation as placement agent in the private placement and assigned to the selling stockholder. The terms of the warrants held by this selling stockholder to which the shares offered for sale hereby relate provide that the selling stockholder may not exercise the warrants, if, after giving effect to such conversion or exercise, the selling stockholder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. The foregoing beneficial ownership limitation may be waived by such selling stockholder, at its election, upon not less than 61 days’ prior notice to us, to change the limitation to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of warrants held by the selling stockholder. Thereafter, the 9.99% limitation may not be waived.

(7)

The number of shares beneficially owned by the selling stockholder prior to and following the offering is comprised of shares underlying currently exercisable warrants. The number of shares offered by the selling stockholder is comprised of shares issuable upon currently exercisable warrants issued as compensation to Westminster Securities Corporation as placement agent in the private placement and assigned to the selling stockholder. The terms of the warrants held by this selling stockholder to which the shares offered for sale hereby relate provide that the selling stockholder may not exercise the warrants, if, after giving effect to such conversion or exercise, the selling stockholder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. The foregoing beneficial ownership limitation may be waived by such selling stockholder, at its election, upon not less than 61 days’ prior notice to us, to change the limitation to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of warrants held by the selling stockholder. Thereafter, the 9.99% limitation may not be waived.

(8)

The number of shares beneficially owned by the selling stockholder prior to and following the offering is comprised of shares underlying currently exercisable warrants. The number of shares offered by the selling stockholder is comprised of shares issuable upon currently exercisable warrants issued as compensation to Westminster Securities Corporation as placement agent in the private placement and assigned to the selling stockholder. The terms of the warrants held by this selling stockholder to which the shares offered for sale hereby relate provide that the selling stockholder may not exercise the warrants, if, after giving effect to such conversion or exercise, the selling stockholder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. The foregoing beneficial ownership limitation may be waived by such selling stockholder, at its election, upon not less than 61 days’ prior notice to us, to change the limitation to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of warrants held by the selling stockholder. Thereafter, the 9.99% limitation may not be waived.

(9)

The number of shares beneficially owned by the selling stockholder prior to the offering includes 11,196 shares underlying currently exercisable warrants. The number of shares offered by the selling stockholder is comprised of shares issuable upon currently exercisable warrants issued as compensation to Westminster Securities Corporation as placement agent in the private placement and assigned to the selling stockholder. The terms of the warrants held by this selling stockholder to which the shares offered for sale hereby relate provide that the selling stockholder may not exercise the warrants, if, after giving effect to such conversion or exercise, the selling stockholder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. The foregoing beneficial ownership limitation may be waived by such selling stockholder, at its election, upon not less than 61 days’ prior notice to us, to change the limitation to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of warrants held by the selling stockholder. Thereafter, the 9.99% limitation may not be waived. The number of shares beneficially owned by the selling stockholder after the offering includes 3,696 shares underlying currently exercisable warrants.

(10)

The number of shares beneficially owned by the selling stockholder prior to the offering includes 2,500 shares underlying currently exercisable warrants. The number of shares offered by the selling stockholder is comprised of shares issuable upon currently exercisable warrants issued as compensation to Westminster Securities Corporation as placement agent in the private placement and assigned to the selling stockholder. The terms of the warrants held by this selling stockholder to which the shares offered for sale hereby relate provide that the selling stockholder may not exercise the warrants, if, after giving effect to such conversion or exercise, the selling stockholder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. The foregoing beneficial ownership limitation may be waived by such selling stockholder, at its election, upon not less than 61 days’ prior notice to us, to change the limitation to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of warrants held by the selling stockholder. Thereafter, the 9.99% limitation may not be waived.

None of the selling stockholders, other than Westminster Securities Corporation, is a registered broker-dealer. None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that:

•	Westminster Securities Corporation acted as a placement agent in:

•	A private placement of our common stock and warrants completed in May 2004; and

•	The private placement in which the shares of series A preferred stock and warrants described in this prospectus were sold to the selling stockholders.

•

Mr. O’Shea is Chairman and Chief Executive Officer, Mr. McGovern is a former employee, and Messrs. Dangar and Bowman and Ms. Marika Xirouhakis and Ms. Angelique Xirouhakis are current employees, of Westminster Securities Corporation.

•

Black River Commodity Clean Energy Investment Fund LLC is managed by Black River Asset Management LLC, an indirect wholly owned subsidiary of Cargill, Incorporated, referred to as Cargill, which is a party to a certain Business Development Agreement, dated October 23, 2006, referred to as the BDA, entered into by and among Environmental Power, Microgy and Cargill, by and through its Emerging Business Accelerator business unit.

In consideration of Cargill’s services under the BDA, we will grant to Cargill warrants to purchase shares of our common stock equal to 1% of the outstanding shares of our common stock on a fully-diluted basis on such date as Cargill delivers to us executed project commitments with project candidates relating to anaerobic digester projects covering 10,000 cow equivalents, as defined, and thereafter to issue similar warrants on each succeeding date on which these same conditions have again been satisfied. If, on any date on which we are obligated to issue a warrant to Cargill, the number of shares of our common stock subject to the warrant to be issued would, when added to the number of shares of our common stock subject to warrants previously issued to Cargill, exceed 4.99% of the outstanding shares of our common stock on such issuance date, then the warrant to be issued shall cover only that number of shares of our common stock which, when added to the number of shares of common stock subject to previously issued warrants, equals 4.99% of the outstanding common stock on such issuance date, and we will not have any obligation to issue any further warrants. The warrants issued to Cargill will be exercisable for a period of five years from the issuance date, and will have an exercise price per share equal to 75% of the closing price of our common stock on the last trading day prior to the issuance date.

As further consideration for Cargill’s services under the BDA, for a three-year period beginning with the first date of issuance of an eligible certificate, as defined below, we will convey to Cargill or its designee ownership of 25% of all greenhouse gas reduction certificates issued to, owned or controlled by us in connection with or related to an anaerobic project subject to a project commitment delivered to us by Cargill, each of which is referred to as an eligible certificate, after giving effect to any share of such certificates owed to a project candidate pursuant to the terms of any lease or other project agreement with such project candidate. During such three-year period, Cargill will also have the first right to bid on any other proposed sale or conveyance of any eligible certificates. In addition, with respect to each anaerobic digester project subject to a project commitment delivered by Cargill which generates revenue to us from the sale of gas, electricity or other by-products (but not including sales of greenhouse gas reduction certificates), we will be obligated to pay to Cargill, within 30 days of receipt of such revenues, 2% of such revenues for a five-year period beginning on the date on which any such revenue is first received. Finally, during a three-year period following the date of first generation of gas or electricity by an anaerobic project subject to a project commitment delivered by Cargill, Cargill shall have the first right to bid on the proposed sale or conveyance of all such gas or electricity.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	in privately negotiated transactions; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus, as it may be amended or supplemented from time to time, available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

•	the date that all of the shares have been sold pursuant to such registration statement,

•

all shares have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and we have delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or

•	all shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision then in effect under the Securities Act in the opinion of our counsel.

Our agreements with the selling stockholders also provide that under certain circumstances we may suspend the use of this prospectus due to pending material developments or other events that have not yet been publicly disclosed and as to which we believe public disclosure would be detrimental to our company, or should we determine that a post-effective amendment to the registration statement is otherwise required, for

•	up to ten consecutive business days (or a total of not more than 30 calendar days in any 12 month period) and

•	up to an additional 30 business days (consecutive or not) in any 12 month period only if such material information relates to a merger or acquisition transaction.

We will bear the expenses of preparing and filing the registration statement and all amendments and supplements to the registration statement and the prospectus.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 21,400,000 shares of common stock and 2,000,000 shares of preferred stock, of which 1,718,759 shares are undesignated and 281,241 shares have been designated as series A 9% cumulative convertible preferred stock, referred to as the series A preferred stock, and which are currently issued and outstanding. As of November 15, 2006, there were approximately 9,649,882 shares of our common stock issued and outstanding that were held of record by 262 persons and beneficially by more than 1,675 persons, and 281,241 shares of series A preferred stock issued and outstanding that were held of record and beneficially by 3 persons.

We will not offer preferred stock to our officers or directors unless:

•	the preferred stock is offered to our officers and directors on the same terms as it is offered to other existing stockholders or to new stockholders; or

•

such issuance of preferred stock is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to independent legal counsel.

Common Stock

Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting in the election of directors is not authorized.

Subject to the rights of any authorized and outstanding series of preferred stock, holders of outstanding shares of common stock are entitled to those dividends declared by our board of directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the stockholders. Holders of outstanding shares of common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional common stock of ours may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Series A 9% Cumulative Convertible Preferred Stock

Our shares of series A preferred stock have rights and preferences which are superior to those of our common stock. A summary of the material terms of the series A preferred stock is set forth below:

Dividends

Each share of series A preferred stock, referred to as a preferred share, has an initial stated value of $52.71, referred to as the stated value, and will accrue dividends at a rate of 9% per annum on the stated value, payable semiannually in arrears on July 1 and January 1 and accruing daily on the basis of 12 thirty-day months in a year of 360 days. The dividends are cumulative and payable in cash out of funds legally available therefor.

Liquidation Preference

Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the preferred shares shall be entitled to receive an amount equal to 200% of the stated value, plus all accrued but unpaid dividends thereon and any accrued but unpaid liquidated damages, if any, for each preferred share, before any distribution or payment shall be made to the holders of any of our other equity securities, and if our assets are insufficient to pay in full such amounts, then all of our assets would be distributed among the holders of preferred shares pro-rata in accordance with the respective amounts due to each.

Voting

Each holder of preferred shares has the right to vote at all regular and special meetings of our stockholders on an “as converted” basis, with one vote per share of common stock underlying their preferred shares, and having voting rights and powers equal to those of the holders of common stock. In addition, we may not, without the affirmative majority vote of the holders of preferred shares (and in addition to any other vote or consent of the stockholders required by law or by our certificate of incorporation) effect any amendment to its charter or enter into any agreement that affects the rights of the holders of preferred stock.

Voluntary Conversion, Anti-Dilution Adjustments and Forced Conversion

Subject to certain beneficial ownership limitations described in the certificate of designations, preference and rights of the series A preferred stock, referred to as the certificate of designations, that sets forth the terms of the series A preferred stock, the holders of the series A preferred stock may convert all or any portion of their shares of series A preferred stock into shares of common stock at any time. Each share of series A preferred stock is initially convertible into a number of shares of common stock equal to the stated value divided by $5.271 per share, referred to as the conversion price, which initially equals 10 shares of common stock. The conversion price is subject to adjustment for stock splits, stock dividends, recapitalizations and the like, and is further subject to adjustment pursuant to a “weighted average” anti-dilution adjustment provision upon certain issuances or deemed issuances of common stock, provided that in no event may the conversion price be reduced to an amount less than $5.08 per share (subject to adjustment to reflect stock splits, stock dividends, recapitalizations and the like).

If the closing price of the common stock for each of any ten consecutive trading days exceeds $4.00 (as adjusted for stock splits, recapitalizations and the like) above the then effective conversion price, we may, upon written notice, cause each holder of series A preferred stock to convert all or part of such holder’s preferred shares, provided that certain additional conditions are met.

Beneficial Ownership Limitation

The terms of the series A preferred stock provide that the such shares may not be converted to the extent that, after giving effect to such conversion, the holder would beneficially own in excess of the beneficial ownership limitation. The “beneficial ownership limitation” is defined as:

•

4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of the shares of series A preferred stock held by the holder, with respect to any holder whose initial purchase amount for the shares of series A preferred stock purchased by such holder was less than $10,000,000, and

•

9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of the shares of series A preferred stock held by the holder, with respect to any holder whose initial purchase amount for the shares of series A preferred stock purchased by such holder was greater than $10,000,000.

The beneficial ownership limitation with respect to a holder subject to the 4.99% limitation may be waived by such holder, at the election of such holder, upon not less than 61 days’ prior notice to us, to change the beneficial ownership limitation to 9.99%. The beneficial ownership limitation with respect to a holder subject to the 9.99% limitation may not be waived by such holder.

Redemption or Change in Dividend Rate upon Certain Triggering Events

Upon the occurrence of certain triggering events described in the certificate of designations, each of which is referred to as a triggering event, each holder of series A preferred stock will have the right to cause us to redeem all of such holder’s shares of series A preferred stock, or at the option of the holder in the case of any triggering event as a result of which the holder does not choose redemption, to increase the dividend rate on all of the outstanding preferred shares held by such holder to 16% per annum thereafter until such time as the triggering event(s) is cured. The amount payable by us upon redemption in the case of an applicable triggering event will be 120% of the stated value per share of series A preferred stock (or 150% of the stated value per share of series A preferred stock in the case of a change of control of Environmental Power).

Negative Covenants

For so long as any shares of the series A preferred stock are outstanding, our company may not, and shall not permit any of its subsidiaries to, directly or indirectly:

•

other than certain permitted indebtedness (as defined below), enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

•

other than certain permitted liens, enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

•	amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any holder of series A preferred stock;

•

repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of our common stock, common stock equivalents or securities ranking junior in priority to the series A preferred stock, with certain exceptions;

•	enter into any agreement or understanding with respect to any of the foregoing; or

•	pay cash dividends or distributions on junior securities.

For purposes of the foregoing covenants, “permitted indebtedness” means:

•	any indebtedness existing on the date of original issuance of the series A preferred stock,

•	any indebtedness incurred by any subsidiary of Environmental Power that is not recourse to Environmental Power,

•

any indebtedness or other obligations of Environmental Power or any subsidiary pursuant to any equity contribution agreement, construction agreement, construction guarantee, operation and maintenance agreement, management services agreement or other agreement or arrangement entered into in connection with any project financing, and

•

lease obligations and purchase money indebtedness of up to $5,000,000 in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets.

Transfer Agent And Registrar

American Stock Transfer and Trust Company serves as the transfer agent and registrar for our common stock.

Indemnification

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Environmental Power Corporation has included such a provision in its Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Section 145 of the Delaware General Corporation Law permits us to indemnify, under certain circumstances, any person acting on our behalf who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative for expenses related to such proceeding if the person acted in good faith and in a manner the person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Our bylaws substantively provide that we will indemnify such persons to the fullest extent allowed by the Delaware General Corporation Law.

In addition, our certificate of incorporation limits the liability our of directors for monetary damages for breach of their fiduciary duty as a director other than for intentional misconduct, fraud or a knowing payment of a dividend in violation of Delaware law. Such provision limits recourse for money damages that might otherwise be available to us or our stockholders for negligence by directors acting on our behalf. Although these provisions would not prohibit injunctive or similar actions against these individuals, the practical effect of such relief would be limited. This limitation of liability under state law does not apply to any liabilities that may exist under federal securities laws. We have also purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

We have entered into an indemnification agreement with Joseph E. Cresci, one of our directors, whereby we agree to indemnify him against any loss, liability, cost or other expense that he incurs in relation to certain of his activities related to his acting as either fiduciary or agent of all of our employee welfare benefit plans, employee pension benefit plans and benefit plans.

We have also entered into an indemnification agreement with Richard E. Kessel, our president and chief executive officer. This indemnification agreement provides for the indemnification of Mr. Kessel in his capacity as an officer and/or director of Environmental Power to the fullest extent allowed under our bylaws and Delaware law, and also provides for further indemnification in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which Mr. Kessel is a party or a witness, by reason of the fact he is or was an officer or director of Environmental Power, in each case to the extent that Mr. Kessel has satisfied applicable standards of conduct. The indemnification agreement further provides for customary procedures regarding defense of claims, advancement of expenses and enforcement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Pierce Atwood LLP, Portsmouth, New Hampshire.

EXPERTS

The financial statements as of December 31, 2006, 2005 and 2004 and for the years then ended and the related financial statement schedule incorporated by reference herein from our Annual Report have been audited by Vitale, Caturano & Company, Ltd., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement to which this prospectus relates and prior to effectiveness of such registration statement and after the date of this prospectus and prior to the termination of the offering of the shares of common stock covered hereby.

•	The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on December 21, 2004 (SEC File No. 001-32393).

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 30, 2007 (SEC File No. 001-32393); and

•	Our Current Report on Form 8-K dated January 8, 2007, as filed with the SEC on January 8, 2007 (SEC File No. 001-32393).

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference into this prospectus by writing or telephoning us at the following address:

Environmental Power Corporation One Cate Street, 4th Floor Portsmouth, New Hampshire 03801 Attention: Chief Financial Officer Telephone: (603) 431-1780

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission	$3,221
Legal fees and expenses	$100,000	*
Accounting fees and expenses	$10,000	*
Transfer agent fees	$5,000	*
Printing, freight and engraving	$1,000	*
Sales Commissions	$0
Miscellaneous expenses	$4,779	*
Total Expenses	$124,000	*

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Environmental Power Corporation has included such a provision in its Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Section 145 of the Delaware General Corporation Law permits us to indemnify, under certain circumstances, any person acting on our behalf who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative for expenses related to such proceeding if the person acted in good faith and in a manner the person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Our bylaws substantively provide that we will indemnify such persons to the fullest extent allowed by the Delaware General Corporation Law.

In addition, our certificate of incorporation limits the liability our of directors for monetary damages for breach of their fiduciary duty as a director other than for intentional misconduct, fraud or a knowing payment of a dividend in violation of Delaware law. Such provision limits recourse for money damages that might otherwise be available to us or our stockholders for negligence by directors acting on our behalf. Although these provisions would not prohibit injunctive or similar actions against these individuals, the practical effect of such relief would be limited. This limitation of liability under state law does not apply to any liabilities that may exist under federal securities laws. We have also purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

We have entered into an indemnification agreement with Joseph E. Cresci, one of our directors, whereby we agree to indemnify him against any loss, liability, cost or other expense that he incurs in relation to certain of his activities related to his acting as either fiduciary or agent of all of our employee welfare benefit plans, employee pension benefit plans and benefit plans.

We have also entered into an indemnification agreement with Richard E. Kessel, our president and chief executive officer. This indemnification agreement provides for the indemnification of Mr. Kessel in his capacity as an officer and/or director of Environmental Power to the fullest extent allowed under our bylaws and Delaware law, and also provides for further indemnification in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which Mr. Kessel is a party or a witness, by reason of the fact he is or was an officer or director of Environmental Power, in each case to the extent that Mr. Kessel has satisfied applicable standards of conduct. The indemnification agreement further provides for customary procedures regarding defense of claims, advancement of expenses and enforcement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

EXHIBIT NUMBER	DESCRIPTION
3.1	Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K dated November 30, 2004)

3.2	Certificate of Designations of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 8, 2006, as filed with the SEC on November 14, 2006)

3.3	Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.02 to the Registrant’s Current Report on Form 8-K/A dated June 2, 2003, as filed on June 10, 2003)

4.1	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K dated October 23, 2006, as filed with the SEC on October 26, 2006)

5.1*	Opinion of Pierce Atwood LLP

23.1	Consent of Vitale, Caturano & Company, Ltd.

23.3*	Consent of Pierce Atwood LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages to this Registration Statement as originally filed)

*	Previously filed

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 2, 2007.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Richard E. Kessel
Richard E. Kessel President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard E. Kessel Richard E. Kessel	President and Chief Executive Officer (Principal Executive Officer)	April 2, 2007

/s/ John F. O’Neill John F. O’Neill	Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2007

* Joseph E. Cresci	Chairman and Director	April 2, 2007

* John R. Cooper	Director	April 2, 2007

* August Schumacher, Jr.	Director	April 2, 2007

Robert I. Weisberg	Director

* Kamlesh R. Tejwani	Director	April 2, 2007

* Lon Hatamiya	Director	April 2, 2007

Steven Kessner	Director

*By:	/s/ John F. O’Neill
John F. O’Neill
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1	Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K dated November 30, 2004)

3.2	Certificate of Designations of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 8, 2006, as filed with the SEC on November 14, 2006)

3.3	Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.02 to the Registrant’s Current Report on Form 8-K/A dated June 2, 2003, as filed on June 10, 2003)

4.2	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K dated October 23, 2006, as filed with the SEC on October 26, 2006)

5.1*	Opinion of Pierce Atwood LLP

23.1	Consent of Vitale, Caturano & Company, Ltd.

23.3*	Consent of Pierce Atwood LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages to this Registration Statement as originally filed)

*	Previously filed